FOR IMMEDIATE RELEASE                       MEDIA:
                                            Dee Uttermohlen
                                            Marketing Manager
                                            (614) 842-3017

                                            ANALYSTS:
                                            Poe Timmons
                                            VP, Corporate Controller
                                            (614) 842-3325


SAFELITE GLASS CORP. COMPLETES $50 MILLION EQUITY OFFERING

Columbus, OH -- February 1, 1999 -- SAFELITE GLASS CORP. announced today that, on January 29, 1999, it completed an offering of 50,000 shares of Series A Convertible Participating Preferred Stock, all of which were purchased by existing stockholders at a price of $1000 per share. The net proceeds from the equity offering, together with the net proceeds from a $55 million bond offering completed in December 1998, were used to repay $61.4 million of term loans and $35.0 million of revolving credit loans under the Company's senior credit facilities, with no reduction to the revolving credit availability.

Founded in 1947, Safelite is the largest provider of automotive glass replacement and repair services and claims management solutions in the United States. The Company operates two manufacturing facilities, four national call centers, 76 automotive glass warehouses, and 694 SAFELITE(R) AUTOGLASS service centers in all 50 states.

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